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

FOR IMMEDIATE RELEASE: December 3, 1996



THRIFTY PAYLESS HOLDINGS, INC.
REPORTS FOURTH QUARTER AND YEAR END RESULTS

FOURTH QUARTER OPERATING PROFITS REACH $53.4 MILLION

Thrifty PayLess Holdings, Inc. (NYSE:TPD) announced results for its fourth quarter and fiscal year ended September 29, 1996. For the quarter, operating profit increased $49.0 million climbing to $53.4 million, up from $4.4 million the prior year. Income before extraordinary loss was $19.9 million or $0.33 per share versus a loss of $(26.8) million or $(0.76) per share the prior year. Sales advanced 6.3 percent to $1,155.3 million from $1,086.6 million the prior year. Comparable store sales increased 5.6 percent with pharmacy comparable store sales up 13.2 percent and non-pharmacy merchandise comparable store sales up 1.9 percent.

FISCAL 1996 OPERATING PROFITS REACH $190.4 MILLION

For the year, operating profit increased $78.8 million to $190.4 million or 4.0 percent of sales, up from $111.6 million or 2.4 percent of sales the prior year. Income before extraordinary loss was $44.0 million or $0.95 per share versus a loss of $(22.8) million or $(0.65) per share the prior year. An extraordinary loss of $(112.8) million or $(2.43) per share, comprised of premiums, consents, fees and expenses associated with the early extinguishment of debt, an element of the April 1996 public offering and successful recapitalization, was also recognized in the current year. Sales advanced 3.0 percent to $4,798.9 million from $4,658.8 million the prior year. Comparable store sales increased 3.3 percent with pharmacy comparable store sales up 12.4 percent and non-pharmacy merchandise comparable store sales lower by 0.7 percent.

MANAGEMENT COMMENT

Commenting on the results, Gordon D. Barker, President and Chief Executive Officer stated, "We are extremely pleased with our operating results. Positive out front sales, continued strong pharmacy sales and tight cost controls in the fourth quarter enabled us to exceed our financial goals for the fourth quarter and full year".

During the quarter, Thrifty PayLess opened 3 new stores and closed 3 stores and as of September 29, 1996 operated 1,049 stores in eleven western states.

FOR THE 13 WEEK PERIOD ENDED SEPTEMBER 29, 1996

Sales for the 13 week period ended September 29, 1996 (the "Quarter") increased by $68.7 million or 6.3 percent as compared to the prior year. Pharmacy sales as a percentage of total sales were 34.7 percent for the Quarter, up from 32.4 percent the prior year. Third-party pharmacy sales as a percent of total pharmacy sales were 76.6 percent as compared to 73.4 percent the prior year.

Gross profit as a percent of sales was 27.0 percent for the Quarter compared to
26.0 percent the prior year. FIFO gross profit as a percentage of sales was 26.5 percent compared to 27.5 percent the prior year. The decrease in FIFO gross profit results primarily from continued pressure on gross margins related to lower margin third-party pharmacy sales. A LIFO valuation credit of $5.7 million was recognized during the Quarter versus a LIFO valuation charge of $16.2 million the prior year.

Selling and administration expenses for the Quarter were 20.9 percent of sales compared to 23.7 percent the prior year. The decrease results primarily from cost reductions realized by combining administrative services and operations of Thrifty Drug and PayLess Drug stores. Additionally, a gain on the sale of properties of $4.0 million was realized in the Quarter with no such gain the prior year.

Operating profit increased $49.0 million to $53.4 million or 4.6 percent of sales compared to $4.4 million or 0.4 percent of sales the prior year.

Earnings before interest, income taxes, depreciation and LIFO valuation credit (EBITDAL) increased to $64.1 million or 5.5 percent of sales for the Quarter compared to $41.2 million or 3.8 percent of sales the prior year.


FOR THE 52 WEEK PERIOD ENDED SEPTEMBER 29, 1996

Sales for the 52 week period ended September 29, 1996 ("Fiscal 1996") increased by $140.1 million or 3.0 percent as compared to the prior year. Comparable store sales increased 3.3 percent with pharmacy comparable store sales up 12.4 percent and non-pharmacy merchandise comparable store sales lower by 0.7 percent. Pharmacy sales as a percentage of total sales were 33.3 percent for Fiscal 1996, up from 30.7 percent of sales the prior year. Third-Party pharmacy sales as a percent of total pharmacy sales were 74.9 percent compared to 70.0 percent the prior year.

Gross profit as a percent of sales was 26.7 percent for Fiscal 1996, consistent with the prior year. FIFO gross profit as a percentage of sales was 26.9 percent compared to 27.3 percent the prior year. The decrease in FIFO gross profit results primarily from continued pressure on gross margins related to lower margin third-party pharmacy sales.

Selling and administration expenses for Fiscal 1996 were 21.3 percent of sales compared to 22.9 percent the prior year. The decrease results primarily from cost reductions realized by combining administrative services and operations of Thrifty Drug and PayLess Drug stores. Additionally, a gain on the sale of properties of $7.8 million was realized in Fiscal 1996 with no such gain the prior year.

Operating profit increased $78.8 million to $190.4 million or 4.0 percent of sales compared to $111.6 million or 2.4 percent of sales the prior year.

The Company completed a recapitalization in Fiscal 1996 resulting in a $(112.8) million, (net of a $19.8 million tax benefit), extraordinary loss associated with early extinguishment of debt. In the prior year, the Company realized a $(11.9) million (without tax benefit) extraordinary loss related to early extinguishment of debt.

EBITDAL was $267.6 million or 5.6 percent of sales for Fiscal 1996 compared to $204.1 million or 4.4 percent of sales the prior year.

                Thrifty PayLess Holdings, Inc. and Subsidiaries
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
                (Dollars in millions, except per share amounts)

-----------------------------------------------------------------------------------------------------------------------------------

                                      For the 13 Week           For the 13 Week           For the 52 Week          For the 52 Week
                                       Period Ended              Period Ended              Period Ended              Period Ended
                                    September 29, 1996          October 1, 1995         September 29, 1996         October 1, 1995
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                      $   1,155.3             $  1,086.6              $   4,798.9              $   4,658.8
Cost of goods sold, buying
    and occupancy                                843.7                  803.6                  3,517.5                  3,413.0
                                           -----------             ----------              -----------               ----------
        Gross profit                             311.6                  283.0                  1,281.4                  1,245.8
Costs and expenses:
  Selling and administration                     241.8                  258.0                  1,023.2                  1,065.7
  Depreciation and
   amortization                                   16.4                   20.6                     67.8                     68.5
                                           -----------             ----------              -----------               ----------
        Operating profit                          53.4                    4.4                    190.4                    111.6
Interest expense, net                             20.0                   35.1                    115.1                    137.2
                                           -----------             ----------              -----------               ----------
      Income (loss) before
       income taxes and
       extraordinary loss                         33.4                  (30.7)                    75.3                    (25.6)
Income tax expense (benefit)                      13.5                   (3.9)                    31.3                     (2.8)
                                           -----------             ----------              -----------               ----------
      Income (loss) before
       extraordinary loss                         19.9                  (26.8)                    44.0                    (22.8)

Extraordinary loss, net of
    income taxes                                     -                  (11.9)                  (112.8)                   (11.9)
                                           -----------             ----------              -----------               ----------
Net income (loss)                          $      19.9            $     (38.7)             $     (68.8)             $     (34.7)
                                           ===========             ==========              ===========               ==========

SUPPLEMENTAL DATA:
Earnings (loss) per Class A & B
    common share:
         Income (loss) before
          extraordinary loss               $      0.33            $     (0.76)             $      0.95              $     (0.65)
         Extraordinary loss                          -                  (0.34)                   (2.43)                   (0.34)
                                           -----------             ----------              -----------               ----------
   Net earnings (loss) per share           $      0.33            $     (1.10)             $     (1.48)             $     (0.99)
                                           ===========             ==========              ===========               ==========

Weighted average shares outstanding         60,236,683             35,183,808               46,417,191               35,221,410


EBITDAL                                    $      64.1            $      41.2              $     267.6              $     204.1

LIFO (credit) charge                       $      (5.7)           $      16.2              $       9.4              $      24.0

Number of stores                                 1,049                  1,040                    1,049                    1,040
-----------------------------------------------------------------------------------------------------------------------------------


                Thrifty PayLess Holdings, Inc. and Subsidiaries
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)

                             (Dollars in millions)

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                                               September 29,        October 1,
                                                    1996               1995
------------------------------------------------------------------------------
Current assets:
     Cash                                      $    5.6              $    5.2
     Receivables                                  106.9                  82.8
     Inventories                                1,160.0               1,160.7
     Prepaid expenses and other current
      assets                                       33.1                  42.8
                                               --------              --------
          Total current assets                  1,305.6               1,291.5

Property, plant and equipment, net                557.4                 581.9
Leasehold interests, net                           86.7                  94.1
Deferred income taxes                              36.3                  17.3
Other assets                                       95.3                 114.4
                                               --------              --------
                                               $2,081.3              $2,099.2
                                               ========              ========

Current liabilities:
     Current maturities of long-term debt      $   28.1              $   32.3
     Accounts payable                             366.9                 342.7
     Accrued expenses                             237.5                 251.7
     Deferred taxes                               180.9                 152.0
                                               --------              --------
          Total current liabilities               813.4                 778.7

Long-term debt, excluding current
 maturities                                       794.4               1,052.6
Other long-term liabilities                        73.8                 106.5
                                               --------              --------
          Total liabilities                     1,681.6               1,937.8
                                               --------              --------

Commitments and contingencies

Shareholders' equity:
     Common stock, paid in capital
         and related equity accounts              493.5                 186.4
     Accumulated deficit                          (93.8)                (25.0)
                                               --------              --------
          Total shareholders' equity              399.7                 161.4
                                               --------              --------
                                               $2,081.3              $2,099.2
                                               ========              ========
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

PRESS / EARNINGS RELEASES available through Company News On-Call by Fax, (800)- 758-5804, ext. 112313, or http://www.prnewswire.com// CONTACT: Thrifty PayLess Holdings, Inc. David R. Jessick, Executive Vice President and Chief Financial Officer or Allen R. Westergard, Vice President and Corporate Controller at (503) 682-4100.